EXHIBIT 99.1

H E I D R I C K & S T R U G G L E S

NEWS	FOR IMMEDIATE RELEASE

HEIDRICK & STRUGGLES ANNOUNCES

SIGNIFICANT WARRANT PROGRAM MONETIZATION

CHICAGO (September 17, 2004)—Heidrick & Struggles International, Inc. (Nasdaq: HSII), the world’s premiere executive search and leadership consulting firm, today announced it has exercised the warrants it held in Google, Inc. – and monetized the resulting shares – for net proceeds of $128.8 million.

Consistent with Heidrick & Struggles’ compensation policy with respect to warrants, 55 percent of the net proceeds is payable to the consultants involved with the search.

As previously disclosed, Heidrick & Struggles obtained warrants to purchase approximately 1.2 million shares of Class B common stock of Google at a price of $0.30 per share, which it received in 2001 in connection with recruitment fees.

Since its inception in 1999, the Heidrick & Struggles warrant program has been lucrative for the company, involving participation from more than 500 active and former employees worldwide. To date, the program has produced monetizations of more than $170 million.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc. is the world’s premier provider of senior-level executive search and leadership services, including executive assessment and professional development. For 50 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers in North America, Latin America, Europe, and Asia Pacific. For more information about Heidrick & Struggles, visit www.heidrick.com.

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Contact

Eric Sodorff +1 312-496-1613 or esodorff@heidrick.com